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                                                                    EXHIBIT 10.4


                           AGREEMENT CONCERNING RETAIL NOTES

     Deere & Company ("Deere") and John Deere Credit Company ("Credit Company") agree as follows:

     1. EFFECTIVE DATE. The effective date of this Agreement shall be January 26, 1983, superseding all previous agreements between the parties covering the same matter.

     2. CONTRACTS BETWEEN CREDIT COMPANY AND SALES COMPANIES. Deere and Deere's United States agricultural equipment sales branch and industrial equipment regional subsidiaries (hereinafter "Sales Companies") have entered into contracts with the Credit Company governing the sale of retail installment sale and loan contracts (collectively "retail notes") by the respective branches of the Sales Companies (collectively "sales branches") to the Credit Company, setting out the assignment price at which retail notes may be acquired by the Credit Company, providing that all moneys payable between the Sales Companies and the Credit Company shall be paid to Deere for the account of the party entitled to payment.

     3. MONTHLY SETTLEMENT STATEMENTS. As soon as practicable after the close of each month, Deere shall present to the Credit Company a definitive settlement statement of all transactions, of all amounts becoming due and payable, and of the closing balance of the Credit Company's account with Deere, through and as of the close of such month.

     4. PAYMENTS AND BORROWING IN SETTLEMENT. The debit balance of each monthly settlement statement is payable immediately upon presentation by the Credit Company to Deere or by Deere to the Credit Company. Any unpaid balance shall constitute a demand borrowing bearing interest at the 30-59 day directly-placed commercial paper rate as of the 15th day of the month then ended plus a service fee mutually agreed upon by the Companies (of 1/2% per month until otherwise agreed upon).

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     5.   PAYMENT OF AMOUNTS COLLECTED.  Failure or delay by the Sales Companies in remitting to Deere amounts due the Credit Company shall not relieve Deere of its obligation to settle with the Credit Company for all collections by the Sales Companies.

     6. DEMAND FOR PROCEEDS. The Credit Company may at any time take immediate possession of all cash and other proceeds held for it by Deere, and Deere agrees to surrender the same on demand.

     7. SERVICES TO BE PERFORMED BY DEERE. Deere agrees, upon request of the Credit Company, to provide the Credit Company with such reports as have been prepared upon such audits of the sales branches as have been performed by Deere's internal audit staff and by its independent auditors, and, at the convenience of Deere and the Credit Company, to perform periodic internal audit programs, of a nature and scope agreed upon between the Credit Company and Deere, including confirmation of retail notes by direct contact with representative numbers of retail note debtors.

     8. INSPECTIONS. Deere agrees that Credit Company employees or other persons designated by the Credit Company may make all such reasonable inspections during business hours of the books and records of Deere relating to this agreement as the Credit Company shall reasonably deem necessary. Deere further agrees that the Credit Company may make periodic confirmation of retail notes by direct contact with debtors, and that such periodic confirmation may be made either by employees of the Credit Company or through such other persons as it may direct.

     9. TERMINATION. this contract is terminable on 30 days' written notice by either party.




Signed as of this 26th day of January, 1983.



JOHN DEERE CREDIT COMPANY                    DEERE & COMPANY

By /s/ K.B. Smith                            By /s/ J. W. England
   ------------------------                     ---------------------
     VICE PRESIDENT                               VICE PRESIDENT


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